                                                                    EXHIBIT 21.1


                              SUBSIDIARIES OF THE REGISTRANT


                                                        JURISDICTION OF
SUBSIDIARY                                              INCORPORATION
----------                                              ---------------

AMC Regional Holdings, Inc.                             Delaware

Dixon Pharmacy, Inc.                                    Illinois

Gatti LTC Services, Inc.                                Pennsylvania

Nihan & Martin, Inc.                                    Delaware

Pharmacy Associates of Glens Falls, Inc.                New York

Pharmed Holdings, Inc.                                  Delaware

Royal Care Holdings, Inc.                               Delaware

Specialized Patient Care Services, Inc.                 Alabama

Sterling Healthcare Services, Inc.                      Delaware

Williamson Drug Company, Inc.                           Virginia